Addendum To Lease Agreement


     This Addendum dated June 4, 1997 ("Addendum") to the Lease Agreement between WILLIAM P. THOMAS ("Lessor") and DIALYSIS SERVICES OF NJ, INC. - MANAHAWKIN ("Lessee"), dated January, 1997 ("Lease") provides Lessee with an additional 1,000 square feet of space to the Space already leased by Lessor to Lessee.

     In consideration of the Lease and the promises contained therein and the rents and covenants in the Lease and hereafter mentioned, the parties intending to be legally bound, agree as follows:

                         1.  ADDITIONAL PREMISES
                             -------------------

     In order for Lessor to induce Lessee to continue under the terms of the Lease, the Lessor hereby demises and leases to Lessee an additional 1,000 square feet of rentable space ("Additional Space") adjacent to the Space presently leased to Lessee in the Building to be used by Lessee as offices.

                             2.  TERM
                                 ----

     Lessor represents that said Additional Space shall be ready and available Site Prepared as provided in Section 3 of the Lease for Lessee's Use on or before but no later then December 1, 1997, otherwise Lessee shall have the option, at its sole discretion, to terminate the Lease and the Addendum and recover any and all sums as provided for in Section 3 of the Lease including renovations; Section 3 of the Lease shall apply to the Additional Space, and the term for the Additional Space will commence on the Commencement Date as defined in Section 3 of the Lease.

                             3.  RENT
                                 ----

     Lessor hereby provides Lessee with free rent for the Additional Space for the first 19 months from the Commencement Date ("Free Rent Period); and thereafter, Lessee agrees to pay Lessor for the Additional Space the same per square foot rental, to wit $9.50 per square foot, as is requiring for the Space as per Section 4 of the Lease.

     During the Free Rent Period and through the remainder of the Term of the Lease the Additional Space shall be added to Lessee's Proportionate Share as such relates to additional rent as provided in Section 4 of the Lease.

                         4.  OTHER TERMS
                             -----------

     All capitalized terms shall have the meaning and definitions as provided in the Lease, except for the capitalized terms as clarified in this Addendum; provided however, the term Space as defined in Section 1 of the Lease (presently defined as 4,000 square feet of rentable space) shall be defined to include the actual rentable space as determined by specific measurements of Lessor and Lessee in the immediate future, and based upon such, the base rent as now presented in Section 4 of the Lease will be adjusted to reflect the new and specific definition of Space as provided herein, it being understood that the square foot rent shall remain at $9.50 per square foot.

     For purposes of the Lease, other than as provided for in this Addendum, the term Space shall include the Additional Space.

     Other than pursuant to this Addendum, the Lease shall otherwise remain in full force and effect in accordance with its terms.

                                Lessor:  WILLIAM P. THOMAS

                                   /s/ William P. Thomas
                                By:---------------------------------
                                   WILLIAM P. THOMAS

                                Lessee: DIALYSIS SERVICES OF NJ, INC. -
                                        MANAHAWKIN

                                   /s/ Bart Pelstring
                                By-----------------------------------
                                  BART PELSTRING, President